Exhibit 99.1

GATOS SILVER PROVIDES UPDATE ON MINERAL RESOURCES AND RESERVES AT CERRO LOS GATOS AND 2022 PERFORMANCE GUIDANCE

Denver, CO — January 25, 2022 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today provided an update on the resource and reserve estimation process following recent reconciliation work at its Cerro Los Gatos (“CLG”) mine and provided strong 2022 production and cost guidance for the CLG operation.

During the Company’s resource and reserve update process for the Los Gatos Joint Venture (“LGJV”), which included a detailed reconciliation of recent production performance, the Company concluded that there were errors in the technical report entitled “Los Gatos Project, Chihuahua, Mexico” with an effective date of July 1, 2020 (the “2020 Technical Report”), as well as indications that there is an overestimation in the existing resource model.

On a preliminary basis, the Company estimates a potential reduction of the metal content of CLG’s mineral reserve ranging from 30% to 50% of the metal content remaining after depletion. Since the 2020 Technical Report, depletion is 1.3 million tonnes grading 284 g/t silver, 3.9% zinc, 2.3% lead and 0.3 g/t gold that has been processed from July 1, 2020 to December 31, 2021. At this time, the Company cannot accurately quantify the exact magnitude of the reduction, and the mineral resource and reserve estimates in the 2020 Technical Report should not be relied upon.

The Company is working with independent engineering consultants to better understand the magnitude of the overestimation, including conducting a detailed reconciliation of production to previous models and reserve calculation estimates, as well as creating a new Life of Mine (“LOM”) plan. The Company is working expeditiously to complete this reconciliation. Given the complex nature of the reconciliation, Gatos Silver anticipates that it will complete its work in the second half of 2022.

The Company has identified that CLG’s geological structures and mineral veins are more complex than previously modeled, with the size and orientation of the mineral veins more variable than expected. The Company has been successful in mining these veins through 2021. Gatos Silver expects continued strong performance in 2022. While the reconciliation work is ongoing, the Company continues to take steps to strengthen its technical capability and capacity, as well as enhance existing review processes.

CLG’s 2022 Production and Cost Outlook

CLG continues to perform at record levels, exceeding design expectations, and the reconciliation work is not expected to have an impact on CLG’s 2022 operating performance.

The CLG mine achieved strong performance in 2021, producing 7.6 million ounces of silver, 50 million pounds of zinc, 40 million pounds of lead and five thousand ounces of gold. Sustaining capital projects completed during 2021 are anticipated to improve productivity through upgraded water management in the underground mine, lower mine ambient temperatures through additional ventilation refrigeration and improved power reliability through expanded backup generation. Construction of a new paste backfill plant is also on schedule for completion and commissioning in the third quarter of 2022.

CLG continues to build on the success of 2021 and forecasts record performance in 2022, including achieving a 15% expected increase in silver production compared to 2021.

Gatos Silver’s 2022 guidance for the expected performance of the CLG operation (100% basis) is:

•	Tonnes Per Day (“tpd”) Milled	2,600 tpd in H1 rising to 2,700 tpd in H2

•	Contained Metal in Concentrate

•	Silver	8.5 – 9.0 million ounces

•	Zinc (in zinc conc.)	49 – 54 million pounds
•	Lead (in lead conc.)	36 – 40 million pounds

•	Gold (in lead conc.)	4.0 – 4.5 thousand ounces

•	All-in Sustaining Cost (AISC)

o	Co-product basis	$16.50/oz – $18.50/oz
o	By-product basis	$13.00/oz – $15.00/oz

The expected LOM reduction resulting from the reconciliation may be offset by future resource and reserve additions from ongoing exploration programs, continued optimization and cost reduction efforts. Exploration in the Los Gatos District will also be a major focus in 2022 with multiple new targets planned to be drilled.

“While we are disappointed by the preliminary results of the reconciliation work, we are encouraged by ongoing excellent performance at the Cerro Los Gatos operation, particularly in the challenging environment of the global pandemic,” said Dale Andres, President of Gatos Silver. “We continue to achieve record production while maintaining strong performance in the areas of safety, environmental stewardship, social engagement and continuing to shift our exploration focus to the Los Gatos District. Going forward, our primary objective is to stay the course in all aspects of operating excellence while strengthening our technical capability and updating the Life of Mine plan for Cerro Los Gatos.”

Other Impacts

If it is determined the 2020 Technical Report materially overestimated resources and reserves, it could constitute an event of default under the Company’s credit facility, and the Company would intend to seek a waiver from its lender. The Company has $13 million outstanding under its credit facility as of December 31, 2021, and believes it has sufficient liquidity to manage the process.

The Company is also reviewing the potential financial statement impact of a revision in its mineral resources and reserves. It has commenced an impairment analysis to determine if the potential resource and reserve reduction could lead to an impairment charge in current or prior periods. In addition, any change in CLG’s LOM could impact depreciation and amortization expense either prospectively or in prior periods. If the Company determines that any of these changes should have been reflected in prior periods, the Company may be required to restate its financial statements for those periods. No determination has been made that a restatement is necessary.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. To-date, 14 zones of mineralization have been defined within the district and all are characterized by silver-zinc-lead epithermal mineralization. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and underexplored district. As a 70% owner of the LGJV, the Company recently built and commissioned its first operating mine and mineral processing plant at the LGJV’s CLG deposit.

Forward-Looking Statements

This news release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this news release are forward-looking statements, including statements regarding the expected reduction in mineral resources and reserves, expected production and operating performance in 2022, the time required to complete a mineral resource and reserve update, Life of Mine expectations, the impact of an overestimation in CLG’s mineral resources and reserves on the Company’s financial statements and under its existing credit facility, results of future exploration, continued optimization efforts and 2022 guidance for the CLG project. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors including mineral resource and reserve calculations are only estimates, changes in commodity prices, risks and hazards of mining operations, and other factors described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this news release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this news release.

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